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Exhibit 23.1

LETTER OF CONSENT
RE: AUDITED FINANCIAL INFORMATION

         We hereby consent to the incorporation by reference of our report as of May 2003 relating to the audited financial statements of virtual Gaming Enterprises, Inc. .(formerly Interbet). that are included in the Form 10-KSB for the year ended May 31, 2003, in the December 18, 2003 dated filing on Form S-8.

/s/  Harry Samuels.
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Accountant and Financial Consultant

December 18, 2003